Exhibit 15

May 9, 2005

Northeast Utilities

107 Selden Street

Berlin, CT 06037

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Northeast Utilities and subsidiaries for the periods ended March 31, 2005 and 2004, as indicated in our report dated May 9, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, is incorporated by reference in Registration Statement Nos. 33-34622, 33-40156, 333-108712, 333-116725 and 333-118276 on Forms S-3 and Registration Statement Nos. 33-63023, 333-52413, 333-63144 and 333-106008 on Forms S-8 of Northeast Utilities.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/	Deloitte & Touche LLP
Deloitte & Touche LLP

Hartford, Connecticut